Exhibit 99.1

Report of Independent Registered Public Accounting Firm

Board of Directors and Unitholders

New Source Energy Partners L.P.

Oklahoma City, Oklahoma

We have audited the accompanying statements of revenues and direct operating expenses of the oil and natural gas properties (the “Acquisition Properties”), as defined in Note 1, acquired on March 29, 2013 by New Source Energy Partners L.P. (“NSLP” or the “Partnership”) for the years ended December 31, 2011 and 2012. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (PCAOB). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over the financial reporting associated with the Acquisition Properties. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenues and direct operating expenses, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements of revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1, and are not intended to be a complete presentation of the results of operations of the Acquisition Properties.

In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Acquisition Properties for the years ended December 31, 2011 and 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Austin, Texas

June 14, 2013

ACQUISITION PROPERTIES

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

(In thousands)

	Year ended	Year ended
	December 31, 2012	December 31, 2011

Revenues:
Oil sales	3,802	4,006
Natural gas liquids (NGL) sales	6,057	3,369
Natural gas sales	2,089	9,386
Total revenues	11,948	16,761

Direct operating expenses:
Lease operating expenses	5,128	4,594
Production taxes	504	765
Total direct operating expenses	5,632	5,359

Revenues in excesss of direct operating expenses	$6,316	$11,402

See accompanying notes to statements of revenues and direct operating expenses.

NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

(1)     Basis of Presentation

The accompanying financial statements present the revenues and direct operating expenses for the years ended December 31, 2011 and 2012 related to the oil and natural gas properties (the “Acquisition Properties”) acquired pursuant to contribution agreements dated March 29, 2013 (the “Contribution Agreements”) involving New Source Energy Corporation, a Delaware corporation (“NSEC”), Scintilla, LLC, an Oklahoma limited liability company (“Scintilla”) and W.K. Chernicky, LLC, an Oklahoma limited liability company (“WKC” and collectively with NSEC and Scintilla, the “Contributors”). The acquisition is pursuant to contribution agreements (the “Contribution Agreements”) by and between the Partnership and each of the Contributors. As consideration for the Acquisition Properties, the Partnership issued an aggregate of 1,378,500 common units representing limited partner interests in the Partnership (“Common Units”) to the Contributors. The Contribution Agreements contain representations and warranties, covenants and indemnification provisions. The acquisition of the Acquisition Properties closed on March 29, 2013, with an effective date of March 1, 2013.

The accompanying statements of revenues and direct operating expenses of the Acquisition Properties do not include indirect general and administrative expenses, interest expense, depreciation, depletion and amortization, or any provision for income taxes. NSLP's management believes historical expenses of this nature incurred by the Contributors associated with the properties are not indicative of the costs to be incurred by NSLP.

Revenues in the accompanying statements of revenues and direct operating expenses are recognized based on the Acquisition Properties’ share of any given period's production multiplied by the contract price received for the period. The direct operating expenses are recognized on the accrual basis and consist of the direct costs of operating the Acquisition Properties including production taxes, lifting costs, gathering, well repair and well workover costs. Direct costs do not include general corporate overhead.

Historical financial information reflecting financial position, results of operations, and cash flows of the Acquisition Properties is not presented because it would be impractical and costly to obtain since such financial information was not historically prepared by the Contributors. Other assets acquired and liabilities assumed were not material. In addition, the Acquisition Properties were a part of a larger enterprise prior to the acquisition by NSLP, and representative amounts of indirect general and administrative expenses, depreciation, depletion and amortization, interest and other indirect costs were not necessarily allocated to the Acquisition Properties acquired, nor would such allocated historical costs be relevant to future operations of the Acquisition Properties. The historical statements of revenues and direct operating expenses of NSLP's interest in the Acquisition Properties are presented in order to substantially comply with the rules and regulations of the Securities and Exchange Commission (the "SEC") for businesses acquired.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(2)      Subsequent Events

NSLP has evaluated subsequent events through June 14, 2013, the date of the accompanying statements of revenue and direct operating expenses were available to be issued. There were no material subsequent events that required recognition or additional disclosure in the accompanying statements of revenue and direct operating expenses.

(3)      Supplemental Financial Information for Oil and Natural Gas Producing Activities (Unaudited)

The following reserve estimates have been prepared by NSLP's internal petroleum engineer as of the dates stated. The reserve estimates have been prepared in compliance with the SEC rules and accounting standards based on the 12-month unweighted first-day-of-the-month average price as of December 31, 2012, with appropriate adjustments by property for location, quality, gathering and marketing adjustments. Reserve studies were not prepared for the Acquisition Properties as of December 31, 2011 or 2010. The reserve estimates as of December 31, 2011 and 2010 were derived based on the reserve estimates prepared by NSLP as of December 31, 2012 and computing such December 31, 2012 estimates backwards to account for production, extensions and discoveries and revisions of previous estimates due to price to estimate reserve quantities as of December 31, 2011 and 2010.

(a) Reserve Quantity Information

Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods.

Below are the net quantities of total proved reserves and proved developed reserves of the Acquisition Properties. An analysis of the change in estimated quantities of reserves, all of which are located within the United States, is presented below.

	Oil (Bbls)(1)	Natural Gas (Mcf)(1)	Natural Gas Liquids (Bbls)(1)
Total Proved Reserves:
Balance, December 31, 2010	240,061	4,193,007	1,577,840
Revisions due to price changes	9,450	47,300	22,280
Extensions and discoveries	14,590	1,229,930	421,810
Production	(43,278)	(1,119,798)	(245,949)
Balance, December 31, 2011	220,823	4,350,439	1,775,981
Revisions due to price changes	(2,670)	(110,770)	(57,140)
Extensions and discoveries	29,580	1,332,730	386,350
Production	(42,093)	(867,759)	(202,901)
Balance, December 31, 2012	205,640	4,704,640	1,902,290
Proved Developed Reserves:
December 31, 2010	243,511	3,699,357	1,352,560
December 31, 2011	203,613	3,033,689	1,307,341
December 31, 2012	175,340	3,371,570	1,515,640

(1) Reserve studies were not prepared for the Acquisition properties as of December 31, 2011 or 2010. The reserve estimates as of December 31, 2011 and 2010 were derived based on the reserve estimates prepared by NSLP as of December 31, 2012 and computing such December 31, 2012 estimates backwards to account for production, extensions and discoveries and revisions of previous estimates due to price to estimate reserve quantities as of December 31, 2011 and 2010.

(b) Standardized Measure of Discounted Future Net Cash Flows Relating to Oil and Natural Gas Reserves

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves ("Standardized Measure") is a disclosure requirement under Accounting Standards Codification 932-235. The Standardized Measure does not purport to be, nor should it be interpreted to present, the fair value of the proved oil and natural gas reserves of the Acquisition Properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions. The estimates of future cash flows and future production and development costs are based on the 12-month un-weighted first-day-of-the-month average price as of December 31, 2011 and December 31, 2012, respectively, for oil and natural gas, estimated future production of proved reserves and estimated future production and development costs of proved reserves, based on current costs and economic conditions. The estimated future net cash flows are then discounted at a rate of 10%. No deduction has been made for general and administrative expenses, interest expense, depreciation, depletion and amortization or federal or state income taxes.

The Standardized Measure relating to proved oil and natural gas reserves is presented below:

	December 31,	December 31,
	2012	2011
	(In thousands)

Future production revenues	$95,198	$122,223
Future costs:
Production	(31,112)	(34,116)
Development	(5,997)	(629)
Future net cash flows before income taxes	58,089	87,478
10% annual discount for estimated timing of cash flows	(24,425)	(34,991)
Standardized measure of discounted net cash flows	$33,664	$52,487

The standardized measure at December 31, 2012 and 2011 is based on the following 12 month un-weighted first-day-of-the-month average price for oil and natural gas prices over the life of the properties at the wellhead:

	December 31,	December 31,
	2012	2011

Oil (per Bbl)	$92.74	$92.95
Natural Gas (per MMBtu)	$2.68	$3.84
Natural Gas Liquid (per Bbl)	$33.39	$48.33

Changes in the Standardized Measure relating to proved oil and natural gas reserves are as follows:

	December 31,	December 31,
	2012	2011
	(In thousands)
Increase (decrease):
Sales, net of production costs	$(6,316)	$(11,402)
Net changes in prices and production costs	(21,383)	13,265
Extensions and discoveries	3,627	9,024
Accretion of discount	5,249	3,782
Net increase	(18,823)	14,669
Standardized measure of discounted future net cash flows:
Beginning of period	52,487	37,818
End of period	$33,664	$52,487

Estimates of economically recoverable oil and natural gas reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree speculative and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties, and are based on data gained from production histories and on assumptions as to geologic formations, reservoir behavior, equipment condition and other matters. Actual quantities of oil and natural gas produced in the future may differ materially from the amounts estimated.